UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2006

MICROMED CARDIOVASCULAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51487	98-0228169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8965 Interchange Drive Houston, Texas (Address of principal executive offices)		77054 (Zip Code)
Registrant’s telephone number, including area code: (713) 838-9210

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On November 14, 2006 MicroMed Cardiovascular, Inc. (the “Company”) entered into a Separation Agreement and General Release (the “Agreement”) with its Executive Vice President, Marketing and Sales, Betty Silverstein Russell. Pursuant to the Agreement, the Company and Ms. Russell have mutually agreed to terminate her employment agreement effective as of November 17, 2006.
According to the Agreement, the Company agreed to pay Ms. Russell severance pay of $156,666 on or before November 30, 2006.
Item 8.01 Other Events.
On November 17, 2006 MicroMed Cardiovascular, Inc. (the “Company”) notified FDA that it has elected to terminate the DeBakey VAD system Destination Therapy (DT) clinical study (the “Study”). In December 2005, we suspended further patient implants under the study due to lower than expected patient enrollment. The Study consisted of a 2 to 1 randomization against an older, larger generation technology control device, with an estimated 78% probability of requiring an operation to repair or replace an implanted LVAS components between 1 and 2 years. Randomization (where the patient does not decide which device is implanted into them) against this control device is one reason that enrollment was lower than expected. Since MicroMed was not able to identify any clinical protocol changes that provided a reasonable chance that the Study could be completed, and with the recent improvements to the DeBakey VAD device, it was decided to terminate the Study. In the future, the Company is looking forward to developing a new DT clinical study that could be used to demonstrate the safety and effectiveness of the DeBakey VAD to support an Extended Use indication for patients.
Item 9.01 Financial Statements an Exhibits.
(d)	Exhibits.
10.1	Separation Agreement & General Release dated effective November 17, 2006 between the Company and Betty Silverstein Russell.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.
Date: November 17, 2006	By:	/s/ Clarice Motter
Clarice Motter
Interim Chief Financial Officer (Duly Appointed Officer)

INDEX TO EXHIBITS
10.1	Separation Agreement & General Release dated effective November 17, 2006 between the Company and Betty Silverstein Russell.

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